Redwood Empire Bancorp Reports First Quarter 2004 Earnings

SANTA ROSA, CA -- 04/21/2004 -- Redwood Empire Bancorp (NASDAQ: REBC) today reported net income of $1,688,000 or $.33 per diluted share for the quarter ended March 31, 2004. This compares to net income of $2,016,000 or $.38 per diluted share for the first quarter of 2003. On July 15, 2003, the Company's Board of Directors declared a three-for-two stock split of its outstanding shares of common stock. Earnings per share information for the prior period presented give effect to the split.

Annualized return on average equity was 24.62% in the first quarter of 2004 as compared to annualized return on average equity of 28.82% in the first quarter of 2003. Annualized return on average assets was 1.31% in the first quarter of 2004 as compared to 1.60% one year ago.

The Company experienced a decline in net income during the first quarter of 2004 when compared to the first quarter of 2003 primarily due to the combined impact of the additional interest expense incurred with the July 2003 completion of the Company's second $10,000,000 trust preferred securities financing, an increase of 6% in the Company's effective tax rate and higher operating expenses related to the implementation of strategies to position the Company for growth.

As previously disclosed, the Company formed its Real Estate Investment Trust (REIT) subsidiary on January 15, 2002. With the formation of the REIT, the Company then began to recognize state tax benefits in the first quarter of 2002. During the fourth quarter of 2003, the California Franchise Tax Board took the position that certain tax transactions related to REITs and regulated investment companies (RICs) will be disallowed. Therefore the Company has decided to terminate the REIT. As previously announced, during December 2003 the Company reversed previously recognized net state tax benefits related to the REIT and will not record any related state tax benefits in the future. Due to the absence of such state tax benefits, the Company's effective tax rate increased by 6% from 34% to 40% in 2004. This change in the effective tax rate had a negative impact on net income of $169,000, or $.03 per diluted share.

Net Interest Income

Interest income in the first quarter of 2004 was $7,168,000 as compared to $7,542,000 in the first quarter of 2003, a decrease of $374,000 or 5%. While the Company experienced modest average earning asset growth during the first quarter of 2004 as compared to the first quarter of 2003, the continued low interest rate environment has had a negative impact on interest income. Average earning assets totaled $488,549,000 for the first quarter of 2004 as compared to $485,170,000 for the same period one year ago, an increase of $3,379,000 or .7%.

Interest expense for the first quarter of 2004 was $1,641,000 down $371,000, or 18% from $2,012,000 in the first quarter of 2003. With the decline in the general interest rate environment discussed above, the Company has been successful in reducing costs associated with interest bearing deposits. For the quarter ended March 31, 2004 the cost of average interest bearing deposits was 1.39% down from 1.99% for the quarter ended March 31, 2003.

Net interest income was $5,527,000 for the first quarter of 2004, a decrease of $3,000, or .05% percent when compared to $5,530,000 for the first quarter of 2003. The net interest margin was 4.55% for the first quarter of 2004 as compared to 4.62% one year ago. The Company's net interest margin has been negatively impacted during 2004 due to the additional interest expense incurred with the completion of the Company's second $10,000,000 trust preferred securities financing in July 2003. Such financing, which has been used for stock repurchases and other corporate matters, bears an annual interest rate of 6.35% and at March 31, 2004, had a negative impact on net interest margin of 14 basis points. Total interest expense for both trust preferred securities financing was $414,000 during the first quarter of 2004 as compared to $236,000 during the first quarter of 2003.

Loan Activity

Total loans as of March 31, 2004, were $411,245,000, an increase of $13,731,000, or 3% when compared to total loans of $397,514,000 at March 31, 2003. The Company has recently hired additional loan personnel to assist with more rapid loan growth expected throughout the remainder of 2004.

Loan Losses

Nonperforming assets represented .3% of total assets at March 31, 2004 as compared to .6% at the end of the same quarter one year ago. The allowance for loan losses was 1.75% of total loans and 453% of nonperforming loans at March 31, 2004 as compared to 1.85% and 226% at March 31, 2003. The Company had net recoveries of $15,000 or .01% (annualized) of average portfolio loans for the first quarter of 2004 as compared to net charge-offs of $45,000 or .05% (annualized) for the first quarter of 2003.

Deposits

Total deposits as of March 31, 2004, were $453,707,000, a decrease of $28,654,000, or 6% when compared to one year ago. The decrease in total deposits during the first quarter of 2004 when compared to 2003 is due the temporary nature of a large customer deposit made in March 2003, which was the result of a large real estate transaction.

Noninterest Income

Noninterest income amounted to $1,708,000 for the quarter ended March 31, 2004 as compared to $1,629,000 for the same period in 2003 or a 5% increase. Merchant draft processing revenues increased $32,000 from $1,129,000 in the first quarter of 2003 to $1,161,000 in the first quarter of 2004 due to an increase in processing volume. Excluding net revenue from merchant bankcard processing, noninterest income amounted to $547,000 for the three months ended March 31, 2004 as compared to $500,000 for the same period one year ago. The increase in other income for the first quarter of 2004 as compared to 2003 is primarily due to an increase in other income of $77,000 partially offset by a decrease in service charge income of $22,000. The increase in other income of $77,000 is primarily due to income associated with the Company's recent implementation of a program to sell investment products.

Noninterest Expense

Noninterest expense amounted to $4,422,000 for the quarter ended March 31, 2004 as compared to $4,086,000 in the same period one year ago, which represents an increase of $336,000 or 8%. The increase in noninterest expense is primarily attributable to an increase in salaries and employee benefits expense of $449,000. The increase during 2004 is partially due to an increase of 4 full time equivalent employees employed by the Company, the continued impact of increased costs associated with health care and workers compensation insurance and normal annual salary increases. The Company's efficiency ratio for the first quarter of 2004 was 61% as compared to 57% one year ago. The efficiency ratio for the Company's subsidiary, National Bank of the Redwoods was 56% for the quarter ended March 31, 2004 as compared to 54% one year ago.

Segments

For the three months ended March 31, 2004, the net income of the Company's community banking segment was $1,351,000 on revenues of $5,967,000. This compares to net income of $1,620,000 and revenues of $5,865,000 for the same period one year ago. The segment's decrease in net income, as compared to the first quarter of 2003, is primarily attributable to an increase in noninterest expense, which is partially offset by an increase in net interest income and an increase in noninterest income. The net income of the Company's bankcard segment was $337,000 for the quarter ended March 31, 2004 versus $396,000 in 2003. The decrease in the segment's net income for the quarter ended March 31, 2004 is primarily due to an increase in noninterest expense, a decrease in net interest income, all partially offset by an increase in merchant draft processing revenues. The bankcard segment's net interest income is partially determined by the Company's internal funds transfer pricing systems, which assigns a cost of funds or credit for funds to assets or liabilities based on their type, maturity or repricing characteristics. The decrease in net interest income for the bankcard segment is due to a decline in the general interest rate environment and a decrease in the segment's customer deposit base and thus, a decrease in the credit for funds given to the segment. The merchant bankcard segment's net income comprised 20% of the Company's consolidated net income for the three months ended March 31, 2004 and 2003.

Capital Structure

During the first quarter of 2004, the Company raised its quarterly cash dividend to $0.21 per common share from $0.17. "Our consistent dividend payment history illustrates our commitment to shareholders, as well as our focus on long-term financial performance," said Patrick W. Kilkenny, President and Chief Executive Officer.

In August 2001, the Company announced an authorization to repurchase 533,250 shares, as adjusted for the three-for-two stock splits declared September 20, 2001 and July 15, 2003. In August 2003, the Company announced an authorization to repurchase an additional 496,500 shares, for a total authorization of 1,029,750. To date, 557,987 shares have been repurchased under the current authorization, as adjusted for the three-for-two stock splits. Under the repurchase program, the Company plans to purchase shares from time to time on the open market and/or in privately negotiated transactions. The company continues to believe this represents a prudent use of shareholder capital and an investment in the company's future.

Redwood Empire Bancorp, a $516 million in total assets financial services company, with 4,939,045 common shares outstanding, provides diverse financial products and services which are marketed through full-service offices in the North Coast counties of California. Redwood Empire Bancorp stock is traded on The Nasdaq Stock Market® under the symbol REBC.

Except for historical information contained herein, the statements contained in this press release, including statements concerning future increases in the value of Redwood Empire Bancorp stock, are forward-looking statements within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act or 1934, as amended. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those set forth in or implied by forward-looking statements. These risks are described from time to time in Redwood Empire Bancorp's Securities and Exchange Commission filings, including its Annual Reports on Form 10-K and quarterly reports on Form 10-Q. Redwood Empire Bancorp disclaims any intent or obligation to update these forward-looking statements.

                  REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)
    (Dollars in thousands except for earnings per share and share data)

                                                  Three Months Ended
                                                       March 31,
                                                2004               2003
Interest income:                             ----------         ----------
  Interest and fees on loans                 $    6,414         $    6,406
  Interest on investment securities                 726              1,123
  Interest on federal funds sold                     28                 13
                                             ----------         ----------
Total interest income                             7,168              7,542

Interest expense:
  Interest on deposits                            1,202              1,744
  Interest on other borrowings                      439                268
                                             ----------         ----------
Total interest expense                            1,641              2,012
                                             ----------         ----------

Net interest income                               5,527              5,530
Provision for loan losses                             -                  -
                                             ----------         ----------
Net interest income after
 provision for loan losses                        5,527              5,530

Noninterest income:
  Service charges on deposit accounts               246                268
  Merchant draft processing, net                  1,161              1,129
  Loan servicing income                              27                 35
  Other income                                      274                197
                                             ----------         ----------
Total noninterest income                          1,708              1,629

Noninterest expense:
  Salaries and employee benefits                  2,733              2,284
  Occupancy and equipment expense                   535                614
  Other                                           1,154              1,188
                                             ----------         ----------
Total noninterest expense                         4,422              4,086
                                             ----------         ----------

Income before income taxes                        2,813              3,073
Provision for income taxes                        1,125              1,057
                                             ----------         ----------

Net income                                   $    1,688         $    2,016
                                             ==========         ==========

Basic earnings per share:
  Net income available for
   common stock shareholders                 $     0.34         $     0.40
  Weighted average shares (1)                 4,949,000          5,078,000

Diluted earnings per share:
  Net income available for
   common stock shareholders                 $     0.33         $     0.38
  Weighted average shares (1)                 5,107,000          5,261,000

Selected Ratios
Annualized Return on Average Total Equity         24.62%             28.82%
Annualized Return on Average Total Assets          1.31%              1.60%

(1) Adjusted for three-for-two stock split announced July 15, 2003.

                  REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEET
                              (In Thousands)

                                        March 31,  December 31,   March 31,
                                          2004         2003         2003
                                       ---------    ---------    ---------
                                      (Unaudited)               (Unaudited)

Assets:
Cash and due from banks                $  20,767    $  19,259    $  22,286
Federal funds sold                        11,800        8,600       19,221
                                       ---------    ---------    ---------
  Cash and cash equivalents               32,567       27,859       41,507
Investment securities:
  Held to maturity                        17,931       17,566       15,648
  Available for sale, at fair value       42,151       58,229       76,910
                                       ---------    ---------    ---------
    Total investment securities           60,082       75,795       92,558

Mortgage loans held for sale                 130          192          322

Loans:
    Residential real estate mortgage     106,275      108,851      109,210
    Commercial real estate mortgage      185,257      186,185      166,378
    Commercial                            59,389       55,473       60,443
    Real estate construction              48,446       51,154       49,307
    Installment and other                 11,994       13,025       12,538
    Less net deferred loan fees             (116)        (167)        (362)
                                       ---------    ---------    ---------
        Total portfolio loans            411,245      414,521      397,514
    Less allowance for loan losses        (7,177)      (7,162)      (7,355)
                                       ---------    ---------    ---------
        Net loans                        404,068      407,359      390,159

Premises and equipment, net                2,354        2,489        2,765
Cash surrender value of life insurance     7,909        3,782        3,662
Other assets and interest receivable       9,279       11,424        9,643
                                       ---------    ---------    ---------
     Total assets                      $ 516,389    $ 528,900    $ 540,616
                                       =========    =========    =========

Liabilities and Shareholders' equity:
Deposits:
  Noninterest bearing demand deposits  $ 103,697    $ 107,359    $ 109,502
  Interest-bearing transaction accounts  163,303      154,640      160,351
  Time deposits one hundred
   thousand and over                      72,784       73,262       68,385
  Other time deposits                    113,923      119,521      144,123
                                       ---------    ---------    ---------
    Total deposits                       453,707      454,782      482,361

Short-term borrowings                      3,915       16,265        4,621
Subordinated debentures                   20,000       20,000       10,000
Other liabilities and interest payable    10,788       10,173       14,928
                                       ---------    ---------    ---------
     Total liabilities                   488,410      501,220      511,910

Shareholders' equity:
  Common stock                            10,520       10,577       10,751
  Retained earnings                       16,611       16,344       16,763
  Accumulated other comprehensive
   income, net of tax                        848          759        1,192
                                       ---------    ---------    ---------
     Total shareholders' equity           27,979       27,680       28,706
                                       ---------    ---------    ---------
     Total liabilities and
      shareholders' equity             $ 516,389    $ 528,900    $ 540,616
                                       =========    =========    =========

                  REDWOOD EMPIRE BANCORP AND SUBSIDIARIES
                             BUSINESS SEGMENTS
                                (Unaudited)
                           (Dollars in thousands)

                                                  Three Months Ended
                                                    March 31, 2004
                                             -----------------------------

                                              Community
                                               Banking            Bankcard
                                             ----------          ----------

Total interest income                        $    7,168          $        -
Total interest expense                            1,639                   2
Interest income (expense) allocation               (109)                109
                                             ----------          ----------
Net interest income                               5,420                 107
                                             ----------          ----------
Provision for loan losses                             -                   -
Service charges on deposit accounts                 246                   -
Merchant draft processing, net                        -               1,161
Loan servicing income                                27                   -
Other income                                        274                   -
                                             ----------          ----------
   Total noninterest income                         547               1,161
                                             ----------          ----------
Salaries and employee benefits                    2,241                 492
Occupancy and equipment expense                     488                  47
Other                                               986                 168
                                             ----------          ----------
   Total noninterest expense                      3,715                 707
                                             ----------          ----------
Income before income tax expense                  2,252                 561
Income tax expense                                  901                 224
                                             ----------          ----------
Net income                                   $    1,351          $      337
                                             ==========          ==========

                                                  Three Months Ended
                                                    March 31, 2004
                                             -----------------------------

                                              Community
                                               Banking            Bankcard
                                             ----------          ----------

Total interest income                        $    7,542          $        -
Total interest expense                            2,007                   5
Interest income (expense) allocation               (170)                170
                                             ----------          ----------
Net interest income                               5,365                 165
                                             ----------          ----------
Provision for loan losses                             -                   -
Service charges on deposit accounts                 268                   -
Merchant draft processing, net                        -               1,129
Loan servicing income                                35                   -
Other income                                        197                   -
                                             ----------          ----------
   Total noninterest income                         500               1,129
                                             ----------          ----------
Salaries and employee benefits                    1,830                 454
Occupancy and equipment expense                     565                  49
Other                                             1,000                 188
                                             ----------          ----------
   Total noninterest expense                      3,395                 691
                                             ----------          ----------
Income before income tax expense                  2,470                 603
Income tax expense                                  850                 207
                                             ----------          ----------
Net income                                   $    1,620          $      396
                                             ==========          ==========

Contact:
Redwood Empire Bancorp
Patrick Kilkenny
President and CEO
(707) 573-4911